As filed with the Securities and Exchange Commission on October 29, 2019

Registration No. 333-234005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.
(Exact name of Registrant as specified in its charter)

Canada	1040	Not Applicable
(Province or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or	Classification Code Number)	Identification Number)
organization)

150 King Street West, Suite 1200
Toronto, Ontario M5H 1J9
Canada
(416) 583-3800
(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

10 E. 40th Street, 10th Floor

New York, New York 10016

(800)-221-0102
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

John Sabetti	Brian Boonstra
Fasken Martineau DuMoulin LLP	Davis Graham & Stubbs LLP
333 Bay Street, Suite 2400	1550 17th Street, Suite 500
Bay Adelaide Centre, Box 20	Denver, Colorado 80202
Toronto, Ontario M5H 2T6	USA (303) 892-9400
(416) 366-8381

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell these securities in those jurisdictions.

This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada, other than the Province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Golden Star Resources Ltd. at 150 King Street West, Suite 1200, Toronto, Ontario, M5H 1J9, Telephone (416) 816-0424, and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	October 28, 2019

GOLDEN STAR RESOURCES LTD.

U.S.$300,000,000
Common Shares
Preferred Shares
Subscription Receipts
Warrants
Debt Securities

Golden Star Resources Ltd. (the “Company”, “Golden Star”, “we”, “us”, or “our”) may offer and sell from time to time our common shares (“Common Shares”); First Preferred shares (“Preferred Shares”); subscription receipts (“Subscription Receipts”); warrants (“Warrants”) to purchase any of the other securities that are described in this short form base shelf prospectus (the “Prospectus”) or any supplement hereto; debt securities (“Debt Securities”); or any combination thereof for up to an aggregate offering price of U.S.$300,000,000 (all of the foregoing collectively, the “Securities” and individually, a “Security”), in one or more transactions during the 25-month period that this Prospectus, including any amendments hereto, remains effective.

We will provide the specific terms of any offering of Securities in one or more prospectus supplements (each a “Prospectus Supplement”) to this Prospectus. The Securities may be offered separately or together in any combination and as separate series. An investor should read this Prospectus and any Prospectus Supplement carefully before investing in any Securities.

All dollar amounts in this Prospectus refer to United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Investing in Securities involves significant risks. Prospective purchasers of Securities should carefully consider the risks described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information and Statements” in this Prospectus, the applicable Prospectus Supplement and in the documents incorporated and deemed incorporated by reference in this Prospectus and the applicable Prospectus Supplement.

The specific terms of the Securities with respect to a particular offering, and the terms of such offering, will be set out in the applicable Prospectus Supplement. If required by applicable law, when Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

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All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. For the purposes of applicable securities laws, each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which that Prospectus Supplement pertains.

We may sell Securities directly to you, or through agents, underwriters or dealers we select. If we use agents, underwriters or dealers to sell the Securities, we will name them and describe their compensation in the applicable Prospectus Supplement. The net proceeds we expect to receive from an offering of Securities will be described in the Prospectus Supplement relating to that offering.

Our Common Shares are traded on the NYSE American Exchange (“NYSE American”) under the symbol “GSS”, on the Toronto Stock Exchange (“TSX”) under the symbol “GSC” and on the Ghana Stock Exchange (“GSE”) under the symbol “GSR”. On October 25, 2019, the last reported trading price of our Common Shares on NYSE American was U.S.$3.02 per share, the last reported trading price of our Common Shares on the TSX was Cdn.$3.94 per share and the last reported trading price of our Common Shares on the GSE was GH₵9.50 per share. The applicable Prospectus Supplement will contain information, where applicable, with respect to any listing on the NYSE American, the TSX, the GSE or any other securities exchange of the Securities distributed under that Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than Common Shares will not be listed on any securities exchange. There is no market through which such Securities may be sold and purchasers may not be able to resell Securities purchased under this Prospectus and the Prospectus Supplement relating to such Securities. This may affect the pricing of Securities in the secondary market, the transparency and availability of trading prices and the liquidity of Securities. See “Risk Factors” in this Prospectus and any applicable Prospectus Supplement.

Golden Star is a foreign private issuer under United States securities laws and is permitted under the multijurisdictional disclosure system adopted by the United States and Canada to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Golden Star has prepared its financial statements, incorporated herein by reference, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Thus, our financial statements may not be comparable to the financial statements of U.S. companies.

Prospective investors should be aware that the acquisition of Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The ability of investors to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and most of the experts named in this Prospectus are not residents of the United States, and all of our assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Civil Liabilities by U.S. Investors”.

NONE OF THE CANADIAN SECURITIES REGULATORY AUTHORITIES, THE SEC NOR ANY OTHER UNITED STATES STATE SECURITIES COMMISSION OR REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

Gilmour Clausen, Craig Nelsen, Mona Quartey, Naguib Sawiris and Andrew Wray, being directors of the Company, have appointed the Company, at 150 King Street West, Suite 1200, Toronto, Ontario, M5H 1J9, as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process in Canada.

The registered and principal office of the Company is located at 150 King Street West, Suite 1200, Toronto, Ontario, M5H 1J9.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING

INFORMATION AND STATEMENTS

This Prospectus and the documents incorporated or deemed incorporated by reference in this Prospectus contain certain “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, concerning the business, operations, prospects, financial performance and condition of Golden Star. Generally, forward-looking information and statements can be identified by the use of forward-looking terminology such as “anticipates”, “believes”, “budgets”, “estimates”, “expects”, “forecasts”, “intends”, “plans”, “seeks” or variations of such words and phrases (including negative and grammatical variations) or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connotation thereof.

Forward-looking information and statements in this Prospectus and the documents incorporated by reference herein include, but are not limited to, information or statements with respect to: the intended reduction of costs; the expected allocation of the Company’s sources of production; production; the impact of rain on our operations; the timing for rehabilitation work; government review of gold exploration areas; mining laws; environmental laws and the tax regime of Ghana; gold sales; mining operations and gold recovery rates; ore type, delivery and processing; use of waste rock; tailings processing; potential mine life; permitting and approvals; estimates of mineral reserves and mineral resources and the timing of such estimates; geological, environmental, community and engineering studies; environmental impact of operations exploration efforts and activities; identification of acquisition and growth opportunities; relationships with local stakeholder communities; cash operating costs, and all-in sustaining costs estimates and guidance for 2019 on a consolidated basis; sustaining and development capital expenditure estimates and guidance for 2019 on a consolidated basis; the Company’s achievement of 2019 consolidated guidance; the range of consolidated gold production for 2019; planned exploration and drilling at Wassa underground mine (“Wassa”) and Prestea underground mine (“Prestea”); expected management and Board-level changes at the Company and its subsidiaries; the updating of mineral resource models at Father Brown and disclosure of the results thereof in the third quarter of 2019; the implementation of recommendations based on the operational review of Prestea by CSA Global, including low-cost quick win initiatives beginning in August 2019, and execution of the long-term plan at some point in the future; the Company’s debt servicing obligations; and the cash available to support the Company’s operations and mandatory expenditures.

Forward-looking information and statements are subject to known and unknown risks, uncertainties and other important factors that may cause the actual results, performance or achievements of Golden Star to be materially different from those expressed or implied by such forward-looking information and statements. The following, in addition to the factors described under “Risk Factors”, in this Prospectus and any Prospectus Supplement and in any documents incorporated or deemed incorporated by reference into this Prospectus and any Prospectus Supplement, are among the factors that could cause actual results, performance or achievements to differ materially from the forward-looking information and statements:

•	significant increases or decreases in gold prices and the speculative nature of gold exploration;
•	losses or gains in mineral reserves from changes in operating costs and/or gold prices;
•	failure of exploration efforts to expand mineral reserves and mineral resources around our existing mines;
•	unexpected changes in business and economic conditions;
•	inaccuracies in mineral reserves and mineral resources estimates;
•	share price volatility and dilution;
•	changes in interest and currency exchange rates;
•	possible hedging activities;
•	timing and amount of gold production;
•	unanticipated variations in ore grade, tonnes mined and crushed or milled;
•	unanticipated recovery or production problems;
•	discrepancies between actual and estimated production;
•	effects of illegal mining on our properties;
•	ability to, and cost of, dewatering our underground mines;
•	changes in mining and processing methods and/or costs, including changes to costs of raw materials, supplies, services and personnel;
•	suppliers suspending or denying delivery of products or services;
•	changes in metallurgy and processing;
•	mineral reserves and resources and metallurgical recoveries;
•	availability of skilled personnel, contractors, materials, equipment, supplies, power and water;
•	loss of key employees;
•	changes in project parameters or mine plans;
•	costs and timing of development of mineral reserves;

•	weather, including drought or excessive rainfall in West Africa;
•	results of current and future exploration activities;
•	results of pending and future feasibility studies;
•	acquisitions and joint venture relationships;
•	political or economic instability, either globally or in the countries in which we operate;
•	changes in regulatory frameworks or regulations affecting our operations, particularly in Ghana, where our producing properties are located;
•	local and community impacts and issues;
•	availability and cost of replacing mineral reserves;
•	timing of receipt and maintenance of government approvals and permits;
•	unanticipated transportation costs including shipping incidents and losses;
•	accidents, labor disputes and other operational hazards;
•	delays in obtaining government approvals or financing or in the completion of development or construction activities;
•	an inability to obtain power for operations on favorable terms or at all;
•	environmental (including reclamation) costs and risks;
•	changes in tax laws;
•	title issues;
•	competitive factors, including competition for property acquisitions;
•	possible litigation;
•	availability of capital at reasonable rates or at all;
•	liquidity risks;
•	risks related to indebtedness and the service of such indebtedness;
•	changes in the Ghanaian Cedi and government policies regarding payments in foreign currency; and
•	changes to Golden Star’s mining licenses, including revocation.

These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional risk factors elsewhere in this Prospectus and any Prospectus Supplement and in any documents incorporated or deemed incorporated by reference into this Prospectus and any Prospectus Supplement. Although we have attempted to identify important factors that could cause actual results, performance or achievements to differ materially from those described in our forward-looking information and statements, there may be other factors that cause results, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are made as of the date hereof and accordingly are subject to change after such date. Except as required by law, we disclaim any obligation to revise any forward-looking information and statements to reflect events or circumstances after the date of such information and statements. All of the forward-looking information and statements contained or incorporated by reference in this Prospectus are qualified by the foregoing cautionary statements.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

We report in United States dollars. Accordingly, all references to “$”, “U.S.$” or “United States dollars” included or incorporated by reference into this Prospectus refer to United States dollar values. References to “Cdn.$” or “Canadian dollars” are used to indicate Canadian dollar values.

The rate of exchange on October 25, 2019 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn.$1.00 equals U.S.$0.7655 and for the conversion of United States dollars into Canadian dollars was U.S.$1.00 equals Cdn.$1.3064.

References to “GH₵” or “Ghanaian Cedis” are used to indicate values in Ghanaian Cedi. The rate of exchange on October 25, 2019 as reported by the Bank of Ghana for the conversion of Canadian dollars into Ghanaian Cedi was Cdn.$1.00 equals GH₵4.0822 and for the conversion of Ghanaian Cedi into Canadian dollars was GH₵1.00 equals Cdn.$0.2450.

The following table sets forth, for each of the periods indicated, the high, low and average spot rates for U.S.$1.00 in terms of Canadian dollars, as reported by the Bank of Canada.

	Six months ended June 30, 2019 (Cdn. $)	Six months ended June 30, 2019 (Cdn. $)	Year ended Dec. 31, 2018 (Cdn. $)	Year ended Dec. 31, 2017 (Cdn. $)
High	1.3600	1.3310	1.3642	1.3743
Low	1.3087	1.2288	1.2288	1.2128
Average	1.3336	1.2781	1.2957	1.2986

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in all of the provinces of Canada, other than the Province of Québec and filed with, or furnished to, the SEC in the United States. Prospective investors may read and obtain copies of any document, for a fee, that we have filed with, or furnished to, the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Additionally, prospective investors may read and download the documents we have filed with, or furnished to, the SEC on the EDGAR website at www.sec.gov or any public document we have filed with the various securities commissions or similar authorities in each of the provinces (other than Québec) and territories of Canada on SEDAR at www.sedar.com. The following documents are specifically incorporated by reference into, and form an integral part of, this Prospectus. The information incorporated by reference is considered part of this Prospectus, and information filed with certain securities regulators in Canada and filed with, or furnished to, the SEC, subsequent to this Prospectus and prior to the termination of a particular offering of Securities referred to in any Prospectus Supplement will be deemed to update and supersede this information. Except as may be set forth in a Prospectus Supplement, we incorporate by reference into this Prospectus and any accompanying Prospectus Supplement the documents listed below:

(a)	the annual information form of the Company for the year ended December 31, 2018 dated March 29, 2019 (“AIF”);

(b)	the audited consolidated financial statements of the Company for the years ended December 31, 2018 and 2017, together with the notes thereto and the auditor’s report thereon (the “Annual Financial Statements”);

(c)	the management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2018 (“Annual MD&A”);

(d)	the unaudited condensed interim consolidated financial statements of the Company for the three and six months ended June 30, 2019 and 2018, together with the notes thereto (“Interim Financial Statements”);

(e)	the management’s discussion and analysis of financial condition and results of operations of the Company for the three and six months ended June 30, 2019 (“Interim MD&A”);

(f)	the management information circular of the Company dated August 14, 2018 relating to the Company’s special meeting of shareholders held on September 17, 2018;

(g)	the management information circular of the Company dated March 11, 2019 relating to the Company’s annual general and special meeting of shareholders held on May 2, 2019; and

(h)	the material change report dated October 25, 2019 with respect to the Credit Facility (as defined below).

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by the Company with the Canadian securities commissions or similar regulatory authorities after the date of this Prospectus, and all Prospectus Supplements (only in respect of the offering of Securities to which that Prospectus Supplement relates) disclosing additional or updated information including the documents incorporated or deemed incorporated by reference therein, filed pursuant to the requirements of applicable securities legislation in Canada and the United States, in each case during the period that this Prospectus is effective, shall be deemed to be incorporated by reference in this Prospectus. In addition, any document that is filed with, or furnished to, the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Prospectus and during the period that this Prospectus is effective shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly set forth in such report). The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

Upon a new annual information form and annual consolidated financial statements being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities and with the SEC during the period that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the corresponding management’s discussion and analysis of financial condition and results of operations, and all material change reports, filed prior to the commencement of the financial year of the Company in which the new annual information form is filed shall be deemed to no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the corresponding management’s discussion and analysis of financial condition and results of operations being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities and with the SEC during the period that this Prospectus is effective, all interim consolidated financial statements and the corresponding management’s discussion and analysis of financial condition and results of operations filed prior to such new interim consolidated financial statements shall be deemed to no longer be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for an annual meeting of shareholders being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities and with the SEC during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to such Securities will be delivered to prospective purchasers of such Securities, together with this Prospectus, and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement and only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document or statement that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated or deemed to be incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Golden Star at 150 King Street West, Suite 1200, Toronto, Ontario, M5H 1J9, Telephone (416) 816-0424, and are also available electronically at www.sedar.com and www.sec.gov.

Readers should rely only on information contained, or incorporated or deemed to be incorporated by reference, in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide investors with different information. The Company is not making any offer of Securities in any jurisdiction where such offer is not permitted. Readers should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, unless otherwise noted herein or as required by law. The information appearing in this Prospectus, any Prospectus Supplement and the documents incorporated or deemed incorporated by reference herein and therein are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Company may have changed since those dates. Information on any of the websites maintained by us does not constitute a part of this Prospectus or any Prospectus Supplement and must not be relied upon by prospective purchasers for the purpose of determining whether to invest in Securities qualified for distribution under this Prospectus.

FINANCIAL INFORMATION

The financial statements of the Company incorporated herein by reference and in any Prospectus Supplement are reported in United States dollars. Golden Star’s Annual Financial Statements and Interim Financial Statements incorporated by reference in this Prospectus are prepared in accordance with IFRS, as issued by IASB, which differs from accounting principles generally accepted in the United States (“U.S. GAAP”). The SEC has adopted rules to allow foreign private issuers, such as Golden Star, to prepare and file financial statements prepared in accordance with IFRS, as issued by IASB, without reconciliation to U.S. GAAP. Accordingly, we will not be providing a description of the principal differences between U.S. GAAP and IFRS, as issued by IASB. Unless otherwise indicated, all financial information contained and incorporated or deemed incorporated by reference in this Prospectus and any Prospectus Supplement is presented in accordance with IFRS, as issued by IASB. As a result, our financial statements and other financial information included or incorporated by reference in this Prospectus and any Prospectus Supplement may not be comparable to financial statements and financial information of U.S. companies.

AVAILABLE INFORMATION

The Company files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge under the Company’s profile on SEDAR at www.sedar.com.

The Company has filed with the SEC a registration statement (the “Registration Statement”) on Form F-10 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement pursuant to the rules and regulations of the SEC. Information omitted from this Prospectus but contained in the Registration Statement is available on the SEC’s website under the Company’s profile at www.sec.gov. Please refer to the Registration Statement and exhibits for further information.

The Company is subject to the reporting requirements of the Exchange Act as the Common Shares are registered under Section 12(b) of the Exchange Act. Accordingly, the Company is required to publicly file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by Canada and the United States (the “MJDS”), the Company is permitted to prepare such reports and other information in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. In addition, as a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Investors may read and copy, for a fee, any document that the Company has filed with or furnished to the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. Investors may read and download the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Investors may read and download any public document that the Company has filed with the securities commissions or similar regulatory authorities in Canada at www.sedar.com.

NON-GAAP FINANCIAL MEASURES

In this Prospectus, including the documents incorporated or deemed incorporated by reference herein, we use the terms “cash operating cost”, “cash operating cost per ounce”, “all-in sustaining costs”, “all-in sustaining costs per ounce”, “adjusted net income/(loss) attributable to Golden Star shareholders”, “adjusted income/(loss) per share attributable to Golden Star shareholders”, “cash provided by operations before working capital changes” and “cash provided by operations before working capital changes per share - basic”, which are considered “Non-GAAP financial measures” within the meaning of applicable Canadian and U.S. securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance IFRS, as issued by IASB. See “Non-GAAP Financial Measures” in the Annual MD&A and Interim MD&A for an explanation of these measures. The non-GAAP financial measures set out in this Prospectus, including the documents incorporated herein by reference, are intended to provide additional information to investors and do not have any standardized meaning under IFRS, as issued by IASB, and therefore may not be comparable to other issuers, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS, as issued by IASB.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESOURCES AND MINERAL RESERVES

The disclosure in this Prospectus, including the documents incorporated or deemed incorporated by reference herein, uses mineral resource classification terms that comply with reporting standards in Canada, and certain mineral resource estimates are made in accordance with the requirements of National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure made by an issuer of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserve and mineral resource estimates contained or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and mineral reserve and mineral resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies subject to reporting and disclosure requirements under U.S. federal securities laws.

This Prospectus, including the documents incorporated or deemed incorporated by reference herein, includes mineral reserve estimates that have been calculated in compliance with the requirements of NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7, as interpreted by the staff of the SEC, applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Under SEC Industry Guide 7 standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, a final or “bankable” feasibility study is required to report reserves, the three year average historical price is used in any reserve or cash flow analysis to designate reserves and all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained or incorporated by reference in this Prospectus may not qualify as “reserves” under SEC Industry Guide 7 standards.

In addition, this Prospectus may use or incorporate the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The Company advises investors that while those terms are recognized and required by Canadian securities regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of the inferred mineral resources exist. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies.

It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in this Prospectus is economically or legally mineable.

For the above reasons, information contained in this Prospectus and the documents incorporated and deemed incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

The Company is a corporation existing under the Canada Business Corporations Act. All but two of the Company’s directors, all but two of its officers, and all but one of the experts named in the Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and all of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for purchasers of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for purchasers of Securities who reside in the United States to realize upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, N.Y. 10016. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of, related to, or concerning any offering of Securities under this Prospectus and the applicable Prospectus Supplement.

THE BUSINESS

Golden Star was established under the Canada Business Corporations Act on May 15, 1992 as a result of the amalgamation of South American Goldfields Inc., a corporation incorporated under the federal laws of Canada, and Golden Star Resources Ltd., a corporation originally incorporated under the Business Corporations Act (Alberta) on March 7, 1984 as Southern Star Resources Ltd. Golden Star is a reporting issuer or the equivalent in all provinces of Canada and a foreign private issuer as defined in Rule 3b-4 under the Exchange Act in the United States, eligible to file disclosure documents pursuant to the MJDS. Golden Star files disclosure documents with the securities regulatory authorities in each of the provinces of Canada and with the SEC in the United States. Golden Star’s head and registered office is located at 150 King Street West, Suite 1200, Toronto, Ontario, Canada M5H 1J9. Golden Star’s fiscal year ends on December 31.

Golden Star is an established gold mining company that owns and operates the Wassa and Prestea mines located on the Ashanti Gold Belt in Ghana, West Africa. The Company produced 224,784 ounces of gold in 2018 and 267,565 ounces of gold in 2017.

All our operations, with the exception of certain exploration projects, transact business in U.S. dollars and keep financial records in U.S. dollars. Our accounting records are kept in accordance with IFRS, as issued by IASB.

Our Common Shares are traded on the TSX under the symbol “GSC”, on the NYSE American under the symbol “GSS” and on the GSE under the symbol “GSR”.

As used in this Prospectus, the terms “Company”, “Golden Star”, “we”, “our”, “ours” and “us” may, depending on the context, refer to Golden Star or to one or more of Golden Star’s subsidiaries or to Golden Star and its subsidiaries, taken as a whole. Further information regarding the business of the Company, its operations and its mineral properties can be found in the documents referenced under the heading “Documents Incorporated by Reference”.

RECENT DEVELOPMENTS

On October 22, 2019, the Company announced that it planned to close its Toronto office by April 30, 2020 and that its executive team will be located in London, England. André van Niekerk, Executive Vice President and Chief Financial Officer, decided not to accept the offer to move to London and is expected to leave the Company by April 30, 2020.

On October 17, 2019, the Company announced that that it has closed a $60 million senior secured credit facility with Macquarie Bank Limited (the “Credit Facility”). Golden Star has used the proceeds to refinance its loans with Ecobank Ghana Limited and the Company’s long-term payable owed to the Volta River Authority. The remaining balance of approximately $8.9 million. is available for general corporate purposes. The Credit Facility is repayable as to $5 million quarterly, commencing on June 30, 2020. The final maturity date of the Credit Facility is March 31, 2023. The interest rate under the Credit Facility is 4.5% plus the applicable USD LIBOR rate. The Credit Facility is subject to certain financial covenants including (i) a Debt Service Coverage Ratio of greater than 1.20:1 tested quarterly beginning with the fiscal quarter ending June 30, 2020, (ii) a Net Debt to EBITDA ratio of less than 3.00:1 tested quarterly, (iii) demonstrating that on the basis of the Company’s consolidated financial statements and annual consolidated corporate budget from December 31, 2020 and each quarter thereafter, the Company can fully repay its convertible debentures in cash at their August 2021 maturity date while maintaining a positive cash position of $25,000,000, and (iv) ensuring that the sum of certain aggregated indebtedness does not exceed $116,500,000. Additionally, the Credit Facility contains various normal course covenants which are customary for a credit facility of this nature. As of the date of this Prospectus, the Company is in compliance with all relevant financial covenants under the Credit Facility.

On September 10, 2019 the Company announced an amendment to the investor rights agreement between the Company and La Mancha Holding S.àr.l. (“La Mancha”) allowing La Mancha to purchase an additional 5% of the issued and outstanding Common Shares of the Company, for a total 35% investment in the Company.

On each of September 5, 2019 and June 26, 2019, the Company announced changes to the Board and management of the Company through the appointment of Ms. Ani Markova as a director of the Company and the appointment of Graham Crew as Chief Operating Officer following the resignation of Daniel Owiredu as Vice President and Chief Operating Officer.

On June 24, 2019, the Company filed a new technical report entitled “NI 43-101 Technical Report on Resources and Reserves, Golden Star Resources, Wassa Gold Mine, Ghana” with an effective date of December 31, 2018, dated June 20, 2019.

CONSOLIDATED CAPITALIZATION

Since the date of the Interim Financial Statements, which are incorporated by reference in this Prospectus, there has been no material change in the share and loan capital of the Company, on a consolidated basis.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to the issuance of Debt Securities or Preferred Shares.

USE OF PROCEEDS

The net proceeds to us from any offering of Securities, the proposed use of those proceeds and the specific business objectives which we expect to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering. In general, we intend to use the net proceeds from the sale of any Securities offered under this Prospectus for the exploration and development of our mining properties in Ghana, acquisition, exploration and development of additional properties or interests (direct or indirect) therein and working capital and other general corporate purposes such as repayment of debt, if applicable. The Company will from time to time enter into non-disclosure agreements with other mining companies. At this time, there is no potential acquisition that has progressed beyond the preliminary exploratory stage.

There may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, management of the Company will have broad discretion in the application of the proceeds of an offering of Securities. The actual amount that the Company spends in connection with each intended use of proceeds of an offering of Securities may vary significantly from the uses described above and will depend on a number of factors, including those referred to under “Risk Factors” in this Prospectus and the applicable Prospectus Supplement.

All expenses relating to an offering of Securities and any compensation paid to agents, underwriters or dealers, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement. Pending the use of available funds as set forth in any Prospectus Supplement, the Company intends to invest the net proceeds of any offering of Securities in an interest bearing account.

As at June 30, 2019, the Company had a cash balance of approximately $66.2 million and a working capital deficit of approximately $19.0 million. The Company believes that its current cash and cash equivalents, cash flow from operations and amounts available under its credit facility will be sufficient to meet its working capital expenditure requirements. However, operating cash flow may decline in certain circumstances, most of which are beyond the Company’s control, such as decreases in gold prices or increases in the cost of raw materials and inputs used by the Company to produce gold. Accordingly, the Company may need to deploy a portion of its working capital to fund any such negative operating cash flows or seek additional sources of funding. See “Risk Factors - General Risks - Working Capital may not be sufficient to meet future obligations” in the AIF.

The Company had a negative operating cash flow for the financial year ended December 31, 2018. As at August 31, 2019, the Company had an unaudited working capital deficit of approximately $26.9 million. In addition, the Company’s debt repayment and servicing obligations for the 12 months following that date are expected to total approximately $7.8 million. As at August 31, 2019, the Company had a cash balance of approximately $51.6 million and, on October 17, 2019, the Company entered into the $60 million Credit Facility. Accordingly, based on the Company’s cash balance and the net proceeds from the Credit Facility, together with the operating cash flow that the Company anticipates generating in 2019 based on the Company’s expected production range of approximately 190,000 ounces (“oz”) to 205,000 oz of gold (per our public guidance) at an expected all-in sustaining cost of $1,100 per oz to $1,200 per oz in 2019, the Company believes that it will have sufficient cash available to support its operations and mandatory expenditures for the 12 months following August 31, 2019. However, operating cash flow may decline in certain circumstances, most of which are beyond the Company’s control, such as decreases in gold prices or increases in the cost of raw materials and inputs used by the Company to produce gold. Accordingly, the Company may incur negative operating cash flow. The Company may need to deploy a portion of its working capital and/or reduce or suspend development capital expenditures to fund such negative operating cash flows or seek additional sources of funding.

The Company’s ability to reduce the working capital deficit will depend on whether gold prices increase in the remainder of 2019 to levels beyond the average realized gold price to date for 2019 and/or whether the Company’s operating costs are such that its mining operations generate sufficient cash flows to improve working capital. There may be circumstances where for sound business reasons the Company reallocates the use of proceeds of any offering of Securities. In particular, if gold prices decrease or production costs increase, the Company expects that its cash flow from operations will decrease, in which case the Company could use part of or all of the net proceeds from any offering of Securities for working capital. See “Risk Factors – Golden Star will have broad discretion in the use of the net proceeds of the offering of Securities and may use the net proceeds in ways other than as described herein or in the applicable Prospectus Supplement.”

PLAN OF DISTRIBUTION

We may offer Securities directly to one or more purchasers, or through agents, underwriters or dealers designated from time to time. We may distribute the Securities from time to time in one or more transactions at a fixed price or at prices which may vary or be changed from time to time, at market prices prevailing at the times of sale, at prices related to prevailing market prices or at negotiated prices. A description of such pricing will be disclosed in the applicable Prospectus Supplement. We may offer Securities in the same offering, or we may offer Securities in separate offerings. A Prospectus Supplement will describe the terms of each specific offering of Securities, including:

•	the terms of the Securities to which the Prospectus Supplement relates;

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of the Securities offered thereby and the proceeds to be received by the Company from the sale of such Securities;

•	any agents’ commission, underwriting discounts or fees and other items constituting compensation payable to agents, underwriters or dealers; and

•	any discounts or concessions allowed or reallowed or paid to agents, underwriters or dealers.

If underwriters are used in an offering, the Securities offered thereby will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. Securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase Securities will be subject to the conditions precedent agreed to by the parties and set forth in the applicable Prospectus Supplement and the underwriters will be obligated to purchase all Securities under that offering if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to agents, underwriters or dealers may be changed from time to time.

Agents, underwriters or dealers may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market distribution” as defined in and subject to limitations imposed by applicable securities laws which includes sales made directly on an existing trading market for our Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to any “at-the-market distribution”, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an “at-the-market distribution”, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. The Company will apply for applicable exemptive relief from the relevant securities regulators in the event the Company pursues an “at-the-market distribution” in the future.

Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities in respect of which this Prospectus is delivered will be named, and any commissions or fees payable by the Company to any agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any agent will be acting on a best efforts agency basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase Securities from our Company at the public offering price set forth in the applicable Prospectus Supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable Prospectus Supplement.

Each class or series of Securities, other than the Common Shares, will be a new issue of Securities with no established trading market. Subject to applicable laws, any underwriter may make a market in these Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such Securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares. As of October 25, 2019, we had 109,244,620 Common Shares issued and outstanding. All Common Shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.

Dividend Rights

Holders of Common Shares are entitled to receive such dividends as may be declared from time to time by the board of directors of Golden Star (the “Board”), in its discretion, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the Common Shares if payment of the dividend would cause the realizable value of Golden Star’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting Rights

Holders of Common Shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.

Liquidation

In the event of any liquidation, dissolution or winding up of Golden Star, holders of Common Shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any Preferred Shares or other securities that may then be outstanding.

Redemption

No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

Other Provisions

All outstanding Common Shares are, and the Common Shares obtainable upon conversion, exchange or exercise of other Securities offered hereby, if issued in the manner described in this Prospectus and the applicable Prospectus Supplement, will be, fully paid and non-assessable.

You should read the Prospectus Supplement relating to any offering of Common Shares, or of Securities convertible, exchangeable or exercisable for Common Shares, for the terms of the offering, including the number of Common Shares offered, any initial offering price and market prices relating to the Common Shares.

This section is a summary and may not describe every aspect of our Common Shares that may be important to you. We urge you to read the Canada Business Corporations Act and our articles of arrangement, because they, and not this description, define your rights as a holder of our Common Shares. See “Available Information” for information on how to obtain copies of these documents.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue an unlimited number of Preferred Shares. As of the date of this Prospectus, there were no Preferred Shares outstanding. Preferred shares are issuable in such classes or series as are determined by the Board, who have the authority to determine the relative rights and preferences of each such class or series. The Board has not designated any class or series of Preferred Shares.

The issuance of Preferred Shares could adversely affect the voting power of holders of our Common Shares, and the likelihood that holders of Preferred Shares will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our Common Shares. Unless otherwise indicated in the applicable Prospectus Supplement, all Preferred Shares to be issued from time to time under this Prospectus will be fully paid and non-assessable.

The Prospectus Supplement relating to the Preferred Shares offered will contain a description of the specific terms of that series as fixed by the Board, including, as applicable:

•	the number of Preferred Shares offered and the offering price of the Preferred Shares;

•	the designation and any stated value of the Preferred Shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the Preferred Shares;

•	the date from which dividends on the Preferred Shares will accumulate, if applicable;

•	the liquidation rights of the Preferred Shares;

•	the procedures for auction and remarketing, if any, of the Preferred Shares;

•	the sinking fund provisions, if applicable, for the Preferred Shares;

•	the redemption provisions, if applicable, for the Preferred Shares;

•	whether the Preferred Shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the Preferred Shares will have voting rights and the terms of any voting rights;

•	whether the Preferred Shares will be listed on any securities exchange;

•	whether the Preferred Shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the Preferred Shares.

The applicable Prospectus Supplement will also contain a discussion of any material Canadian and U.S. federal income tax considerations relevant to the purchase and ownership of the Preferred Shares offered by the Prospectus Supplement.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

Subscription Receipts may be offered separately or together with other Securities. As at the date of this Prospectus, the Company has no Subscription Receipts outstanding.

Subscription Receipts will be issued under a subscription receipt agreement entered into between us and an escrow agent (the “Escrow Agent”). The applicable Prospectus Supplement will include details of the agreement pursuant to which such Subscription Receipts will be created and issued. Subscription Receipts will entitle the holders to receive Common Shares or other securities or a combination of securities upon the satisfaction of certain conditions, typically the completion of an acquisition by us of the assets or securities of another entity. Subsequent to an offering of Subscription Receipts, all or a portion of the proceeds for the Subscription Receipts will be held in escrow by the Escrow Agent, pending the satisfaction of the conditions specified in the applicable Prospectus Supplement. Holders of Subscription Receipts are not shareholders. Holders of Subscription Receipts are only entitled to receive Common Shares or other securities upon exchange or conversion of their Subscription Receipts in accordance with the terms thereof or to a return of the price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

The particular terms and provisions of Subscriptions Receipts offered under any Prospectus Supplement, and the extent to which the general terms and provisions described in this Prospectus may apply to those Subscription Receipts, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable:

•	the number of Subscription Receipts offered;

•	the price and currency or currency unit at which the Subscription Receipts will be offered;

•	the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares or other securities;

•	the number of Common Shares or other securities that may be obtained upon exchange or conversion of each Subscription Receipt;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each other Security;

•	the circumstances, if any, which will cause the Subscription Receipts to be automatically exchanged or converted;

•	the terms applicable to the gross proceeds from the sale of such Subscription Receipts plus any interest or other income earned thereon; and

•	any other material terms and conditions of the Subscription Receipts.

The terms and provisions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described above, and may not be subject to or contain any or all of the terms described above.

The preceding description and any description of Subscription Receipts in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the subscription receipt agreement relating to such Subscription Receipts.

In the case of Subscription Receipts which are exchangeable for other securities of the Company, the holders will not have any of the rights of holders of the securities issuable upon the exchange of the Subscription Receipts until the issuance of those securities in accordance with the terms of the Subscription Receipts.

Prospective purchasers of Subscription Receipts should be aware that special Canadian federal income tax, accounting and other considerations may be applicable to instruments such as Subscription Receipts. The applicable Prospectus Supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such Subscription Receipts.

DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of Common Shares, Preferred Shares, Subscription Receipts, Debt Securities or any combination of these Securities and/or other securities of the Company. Each series of Warrants will be issued under a separate warrant agreement. The applicable Prospectus Supplement will describe the terms of the Warrants offered, including but not limited to the following:

•	the number of Warrants offered;

•	the price or prices at which the Warrants will be issued;

•	the currency or currencies in which the prices of the Warrants may be payable;

•	the securities for which the Warrants are exercisable;

•	whether the Warrants will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	the amount of securities purchasable upon exercise of each Warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such Warrants;

•	if applicable, the identity of the Warrant agent; and

•	any other terms of such Warrants.

Prior to the exercise of any Warrants, holders of such Warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of Warrants should be aware that special Canadian federal income tax, accounting and other considerations may be applicable to instruments such as Warrants. The applicable Prospectus Supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such Warrants.

DESCRIPTION OF DEBT SECURITIES

In this section describing the Debt Securities, the terms “Company” and “Golden Star” refer only to Golden Star Resources Ltd. without any of its subsidiaries. This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement.

The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between Golden Star and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into will be filed with the SEC as an exhibit to the Registration Statement. The description of certain provisions of the Indenture in this section is not intended to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture.

The Company may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture does not limit the aggregate principal amount of Debt Securities which the Company may issue under the Indenture and does not limit the amount of other indebtedness that the Company may incur. The Indenture provides that the Company may issue Debt Securities from time to time in one or more series which may be denominated and payable in U.S. dollars, Canadian dollars or any other currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits the Company, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities the Company has previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement (the “Offered Securities”):

•	the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities payable upon declaration of acceleration of maturity;

•	the rate or rates (whether fixed or variable) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities that are in registered form;

•	the terms and conditions under which the Company may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which the Company may redeem the Offered Securities, in whole or in part, at its option;

•	any covenants applicable to the Offered Securities;

•	the terms and conditions for any conversion or exchange of the Offered Securities for any other securities;

•	whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Offered Securities will be issuable in uncertificated form or in the form of registered global securities (in either case, “Global Securities”), and, if so, the identity of the depository for such registered Global Securities;

•	the denominations in which registered Offered Securities will be issuable, if other than denominations of $2,000 and integral multiples of $1,000 and the denominations in which bearer Offered Securities will be issuable, if other than $5,000;

•	each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under the heading “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

•	if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which the Company will make payments on the Offered Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

•	any other terms of the Offered Securities which apply solely to the Offered Securities, or terms described herein as generally applicable to the Debt Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

•	holders may not tender Debt Securities to the Company for repurchase; and

•	the rate or rates of interest on the Debt Securities will not increase if the Company becomes involved in a highly leveraged transaction or the Company is acquired by another entity.

The Company may issue Debt Securities under the Indenture bearing no interest or bearing interest, including at a rate below the prevailing market rate at the time of issuance. The Company may also offer and sell Debt Securities at a discount below their stated principal amount. The Company will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by the Company will be direct, unconditional and unsecured obligations of the Company and will rank equally among themselves and with all of the Company’s other unsecured, unsubordinated obligations, except to the extent otherwise required by mandatory provisions of law. Debt Securities issued by the Company will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of the Company’s subsidiaries. The Company will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will issue Debt Securities only in fully registered form without coupons, and in denominations of $2,000 and integral multiples of $1,000. Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner to be set forth in the Indenture and in the applicable Prospectus Supplement. The Company may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. The Company will appoint the Trustee as the registrar for Debt Securities. Bearer Debt Securities and the coupons applicable thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that the Company may choose to pay interest (a) by cheque mailed to the address of the person entitled to such payment as specified in the security register, or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will pay any interest due on registered Debt Securities to the persons in whose name such registered Securities are registered on the day or days specified in the applicable Prospectus Supplement.

Registered Global Securities

Unless otherwise indicated in the applicable Prospectus Supplement, Registered Debt Securities of a series will be issued in global form that will be deposited with, or on behalf of, a depository (the “Depository”) identified in the Prospectus Supplement. Global Securities will be registered in the name of the Depository, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depository.

Special Investor Considerations for Global Securities

The Company’s obligations under the Indenture, as well as the obligations of the Trustee and those of any third parties employed by the Company or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once the Company makes payment to the registered holder, the Company has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depository, as well as general laws relating to debt securities transfers.

An investor should be aware that when Debt Securities are issued in the form of Global Securities:

•	the investor cannot have Debt Securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities;

•	the investor must look to his or her own bank, brokerage firm or other financial institution for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

•	the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

•	the Depository’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security;

•	the Company and the Trustee will have no responsibility for any aspect of the Depository’s actions or for its records of ownership interests in the Global Security;

•	the Company and the Trustee also do not supervise the Depository in any way; and

•	the Depository will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank, brokerage firm or other financial institution. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in Debt Securities transferred into their own names, so that they will be registered holders of the Debt Securities represented by each Global Security.

The special situations for termination of a Global Security are:

•	when the Depository notifies the Company that it is unwilling, unable or no longer qualified to continue as Depository (unless a replacement Depository is named); and

•	when and if the Company decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depository (and not the Company or the Trustee) will be responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

Unless otherwise specified in the applicable Prospectus Supplement, the term “Event of Default” with respect to Debt Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Debt Security of that series at its maturity that continues for a period of five business days;

(b)	default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment, when the same become due by the terms of the Debt Securities of that series;

(d)	default in the performance, or breach, of any other covenant or agreement of the Company in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice thereof to the Company by the Trustee or the holders of at least 25 per cent in principal amount of all outstanding Debt Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other event of default provided with respect to the Debt Securities of that series.

If an Event of Default occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25 per cent in principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series or all series affected (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series or of all series affected (or of all series, as the case may be), by written notice to the Company and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities upon the occurrence of any Event of Default and the continuation thereof.

Other than its duties in the case of an Event of Default, the Trustee will not be obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

No holder of a Debt Security of any series will have any right to institute any proceedings, unless:

•	such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•	the holders of at least 25 per cent in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

•	the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Debt Security on or after the applicable due date of such payment.

The Company will be required to furnish to the Trustee annually an officer’s certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

In this section, the term “defeasance” means discharge from some or all of the Company’s obligations under the Indenture with respect to Debt Securities of a particular series. Unless otherwise stated in the applicable Prospectus Supplement, if the Company deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at its option:

•	the Company will be discharged from its obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•	the Company will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

Unless otherwise stated in the applicable Prospectus Supplement, to exercise defeasance the Company also must deliver to the Trustee:

•	an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial income tax purposes and that holders of the Debt Securities of that series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, unless otherwise stated in the applicable Prospectus Supplement, in connection with any defeasance, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and the Company cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow the Company to be discharged from all of its obligations under the Debt Securities of any series, unless otherwise stated in the applicable Prospectus Supplement, the Company must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications and Waivers

The Company may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment; provided, however, unless otherwise stated in the applicable Prospectus Supplement, that the Company will be required to receive consent from the holder of each outstanding Debt Security of such affected series to:

•	change the stated maturity of the principal of, or interest on, such outstanding Debt Security;

•	reduce the principal amount of or interest on such outstanding Debt Security;

•	reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

•	change the place or currency of payments on such outstanding Debt Security;

•	reduce the percentage in principal amount of outstanding Debt Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•	modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Debt Securities of any series or of the affected series may waive the Company’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except, unless otherwise stated in the applicable Prospectus Supplement, a default in the payment of the principal of or interest on any Debt Security or in respect of any item listed above.

The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency, comply with applicable law or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Debt Securities.

Consent to Jurisdiction and Service

Unless otherwise stated in the applicable Prospectus Supplement, under the Indenture, the Company will irrevocably appoint an authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Securities or the Indenture that may be instituted in any United States federal or New York state court located in The City of New York, and will submit to such non-exclusive jurisdiction.

Governing Law

Unless otherwise stated in the applicable Prospectus Supplement, the Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since all of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company would need to be satisfied by seeking enforcement of such judgment in a court located outside of the United States.

It may be difficult for holders of the Debt Securities to effect service of process in the United States on the directors, controlling persons and officers of the Company and the experts named in this Prospectus and any Prospectus Supplement who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon the civil liability provisions of the United States federal or state securities laws or other laws of the United States. We have been advised by Fasken Martineau DuMoulin LLP, our Canadian legal counsel, that there may be doubt as to the enforceability, in original actions in Canadian courts, of liabilities predicated upon the United States federal or state securities laws or other laws of the United States and as to the enforceability in Canadian courts of the judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal or state securities laws or other laws of the United States.

The Trustee

The Trustee under the Indenture or its affiliates may provide banking and other services to the Company in the ordinary course of their business.

The Indenture will contain certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains the Company’s creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Company. If the Trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the Trustee must eliminate the conflict or resign.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor acquiring any Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by certain purchasers of such Securities as described in the applicable Prospectus Supplement.

PRIOR SALES

For the twelve-month period before the date of this Prospectus, we issued the following Common Shares:

Date	Number of Common Shares Issued	Price
October 1, 2018	32,642,100	U.S. $3.85
November 19, 2018	12,000	Cdn. $2.50
March 15, 2019	5,350	Cdn. $4.60
April 9, 2019	600	Cdn. $2.80
April 9, 2019	1,000	Cdn. $4.60
April 16, 2019	1,000	Cdn. $1.90
April 16, 2019	1,000	Cdn. $2.80
May 7, 2019	65,839	Cdn. $5.49
June 25, 2019	159,999	Cdn. $4.60
July 18, 2019	12,100	Cdn. $4.60
July 19, 2019	15,000	Cdn. $5.17
July 22, 2019	60,845	Cdn. $4.60
September 13, 2019	10,000	Cdn. $2.80
September 16, 2019	25,000	Cdn. $2.80
September 19, 2019	12,878	Cdn. $2.80
September 23, 2019	55,000	Cdn. $2.80

For the twelve-month period before the date of this Prospectus, we issued the following options to purchase Common Shares:

Date	Number of Options Issued	Exercise Price (Cdn.$)
October 5, 2018	40,000	$4.80
February 22, 2019	584,088	$5.17
May 6, 2019	145,423	$5.48
June 24, 2019	10,016	$5.51
July 8, 2019	42,277	$5.32
August 5, 2019	4,000	$4.36
September 15, 2019	20,000	$4.09

For the twelve-month period before the date of this Prospectus, we issued the following performance share units which may be redeemed for Common Shares:

Date	Number of Performance Share Units Issued(1)	Price (Cdn.$)
February 22, 2019	431,916	--
May 6, 2019	89,848	--
June 24, 2019	7,608	--
July 8, 2019	32,113	--

Note:

(1) Settled in Common Shares or Common Shares plus cash subject to the consent of the Company.

For the twelve-month period before the date of this Prospectus, we issued the following deferred share units which may be redeemed for Common Shares:

Date	Number of Deferred Share Units Issued(1)	Price (Cdn.$)
October 15, 2018	39,273	--
January 15, 2019	62,994	--
April 15, 2019	41,847	--
July 15, 2019	39,296	--
October 15, 2019	44,239	--

Note:

(1)	Settled in either Common Shares, a cash payment equal to the market value of the Commons Shares or Common Shares plus cash subject to the consent of the Company’s compensation committee.

TRADING PRICE AND VOLUME

Our Common Shares are listed on the NYSE American under the trading symbol “GSS”, on the TSX under the trading symbol “GSC” and on the GSE under the trading symbol “GSR”. As of October 25, 2019, 109,244,620 Common Shares were outstanding. On October 25, 2019, being the last trading day prior to the date of this Prospectus, the closing price per share for our Common Shares as reported by the NYSE American was U.S.$3.02, as reported by the TSX was Cdn.$3.94 and on the GSE was GH₵9.50.

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our Common Shares and the volume of Common Shares traded on the NYSE American and the TSX, respectively.

	NYSE American			Toronto Stock Exchange
	High	Low	Volume	High	Low	Volume
	(U.S.$)			(Cdn.$)
2018
September	4.00	3.50	3,104,800	5.15	4.70	1,271,734
October	3.79	3.36	5,131,538	4.95	4.45	1,789,680
November	3.32	2.56	6,671,129	4.32	3.39	840,715
December	3.15	2.63	9,936,533	4.34	3.53	1,407,407
2019
January	3.83	3.18	5,947,899	5.02	4.25	657,400
February	4.14	3.69	5,675,968	5.49	4.86	558,035
March	4.30	3.24	6,412,661	5.88	4.36	631,110
April	4.53	3.77	6,774,511	6.04	5.01	912,020
May	4.13	3.42	5,238,256	5.58	4.63	558,877
June	4.35	3.33	13,104,749	5.51	4.40	1,302,910
July	4.81	3.55	21,783,523	6.24	4.70	2,482,930
August	3.62	2.59	24,233,187	4.66	3.45	3,328,740
September	3.44	2.86	15,336,900	4.67	3.81	2,064,400
October 1 to October 25	3.12	2.84	5,445,700	4.08	3.75	914,000

We have not declared or paid cash dividends on our Common Shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.

RISK FACTORS

Before making an investment decision, prospective purchasers of Securities should carefully consider the information described in this Prospectus and the documents incorporated or deemed incorporated by reference herein, including the applicable Prospectus Supplement. There are certain risks inherent in an investment in the Securities, including the factors described under the heading “Risk Factors – General Risks” in the AIF (pages 51 through 61), “Risk Factors – Governmental and Regulatory Risks” in the AIF (on pages 61 through 64) and “Risk Factors – Market Risks” in the AIF (on pages 65 through 69), and any other risk factors described herein or in a document incorporated or deemed incorporated by reference herein, which investors should carefully consider before investing. Additional risk factors are also listed below:

Working Capital may not be sufficient to meet future obligations.

At August 31, 2019, the Company had negative working capital of $26.9 million. The Company’s ability to reduce the working capital deficit will depend on whether gold prices increase in the remainder of 2019 to levels beyond the average realized gold price to date for 2019 and/or whether the Company’s operating costs are such that its mining operations generate sufficient cash flows to improve working capital. The Company’s ability to satisfy its negative working capital will depend on a number of factors, some of which are beyond its control. Factors that will influence the Company’s ability to satisfy its negative working capital will include general global economic conditions, credit and capital market conditions, results of operations, mineral reserves and resources and the price of gold. There is no guarantee that the Company will have positive working capital in the future, or that the working capital generated from operations will be sufficient to cover its expansion plans or the cost of future operations.

Golden Star will have broad discretion in the use of the net proceeds of any offering of Securities and may use the net proceeds in ways other than as described herein or in the applicable Prospectus Supplement.

The aggregate amount of net proceeds to be received by the Company pursuant to any offering of Securities is uncertain and Golden Star will have broad discretion over the use of the net proceeds from any such offering. Because of the number and variability of factors that will determine the Company’s use of proceeds of an offering of Securities, the Company’s ultimate use might vary substantially from that described in “Use of Proceeds” herein or in the applicable Prospectus Supplement if the Company believes it would be in the its best interests to do so at the time such proceeds are received.

Golden Star will have the discretion regarding how it allocates or spends the net proceeds from an offering of Securities. Golden Star may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of its securities, including the market value of the Securities, and may increase the Company’s losses and working capital deficit.

Negative Cash Flow from Operations

The Company had negative operating cash flow for the financial year ended December 31, 2018. The Company now has a positive operating cash flow position having closed the Credit Facility. The Company believes that it has access to sufficient financial resources to fund its existing operations. Although the Company anticipates it will have positive cash flow from operating activities in future periods and will have access to sufficient financial resources to fund its operations, the Company cannot guarantee it will have continued cash flow positive status in the future or have access to sufficient financial resources to fund its operations. To the extent that the Company has negative cash flow in any future period, certain of the proceeds from an offering of Securities may be used to fund such negative cash flow from operating activities, see “Use of Proceeds”.

Additional risk factors relating to a specific offering of Securities will be described in the applicable Prospectus Supplement. Some of the factors described herein, in the documents incorporated or deemed incorporated by reference herein, and/or the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the adverse effects set out in the risk factors described herein, in the AIF, in another document incorporated or deemed incorporated by reference herein or in the applicable Prospectus Supplement occur, it could have a material adverse effect on the business, prospects, financial condition and results of operations of the Company. Additional risks and uncertainties of which the Company currently is unaware or that are unknown or that it currently deems to be immaterial could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations. The Company cannot assure you that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the adverse effects set out in the risk factors herein, in the AIF, in the other documents incorporated or deemed incorporated by reference herein or in the applicable Prospectus Supplement or other unforeseen risks.

INTEREST OF EXPERTS

The technical report entitled “NI 43-101 Technical Report on Resources and Reserves, Golden Star Resources, Wassa Gold Mine, Ghana” effective date December 31, 2018 and dated June 20, 2019 (the “Wassa Technical Report”) was prepared in accordance with NI 43-101 by Golden Star under the supervision of Martin P. Raffield, S. Mitchel Wasel and Philipa Varris, each of whom is a “qualified person” for the purposes of NI 43-101. The technical report entitled “NI 43-101 Technical Report on Resources and Reserves, Golden Star Resources, Bogoso/Prestea Gold Mine, Ghana” effective date December 31, 2017 dated March 29, 2018 (the “Bogoso/Prestea Technical Report”) was prepared in accordance with NI 43-101 by Golden Star under the supervision of Martin P. Raffield and S. Mitchel Wasel, each of whom is a “qualified person” for the purposes of NI 43-101. Certain technical information contained in this Prospectus, or in any of the documents incorporated or deemed incorporated by reference herein, was derived from the Wassa Technical Report and the Bogoso/Prestea Technical Report.

Each of Steven Mitchel Wasel and Philipa Varris is an officer or employee of Golden Star and/or an officer or employee of one or more of its associates or affiliates. Martin Raffield is a former officer or employee of Golden Star and/or a former officer or employee of one or more of its associates or affiliates. None of such persons received or will receive a direct or indirect interest in any property of Golden Star or any of its associates or affiliates. To the best knowledge of the Company, as of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Golden Star.

LEGAL MATTERS

Certain Canadian legal matters relating to the offering of Securities hereunder will be passed upon on behalf of the Company by Fasken Martineau DuMoulin LLP with respect to Canadian legal matters and by Davis, Graham and Stubbs LLP with respect to United States legal matters.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants, through their offices at 18 York Street, Suite 2600, Toronto, Ontario Canada. The audited consolidated financial statements of the Company for the years ended December 31, 2018 and 2017 have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP, independent auditor. PricewaterhouseCoopers LLP is the auditor of the Company and has confirmed that they are independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Ontario and with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States).

The transfer agent and registrar for the Common Shares is AST Trust Company, through its offices at 1066 West Hastings Street, Suite 1600, Vancouver, British Columbia, Canada V6E 3X1 and 320 Bay Street, Toronto, Ontario, Canada, M5H 4A6 and in Ghana our sub-registrar and transfer agent is Ghana Commercial Bank Limited at its principal office in the city of Accra, Ghana.

MATERIAL CONTRACTS

The only material contracts entered into by the Company within the financial year ended December 31, 2018 or before such time that are still in effect and anytime thereafter, other than in the ordinary course of business, are as follows:

•	the Credit Facility;

•	the 7% convertible debentures dated August 3, 2016;

•	the stream transaction dated August 3, 2016, as amended and restated as of June 28, 2018, between RGLD GOLD AG and Caystar Finance Co., a wholly owned subsidiary of Golden Star; and

•	the investor rights agreement dated August 1, 2018 between the Company and La Mancha, as amended on September 10, 2019.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the Registration Statement of which this Prospectus is a part:

•	the documents listed under “Documents Incorporated by Reference”;

•	consents of auditors, engineers and Canadian legal counsel;

•	powers of attorney pursuant to which amendments to the Registration Statement may be signed; and

•	the form of indenture.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a Prospectus or a Prospectus Supplement relating to the securities purchased by a purchaser and any amendment thereto. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages, if the Prospectus or Prospectus Supplement relating to the securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal adviser.

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of the Company, including Warrants and Subscription Receipts if offered separately, will have a contractual right of rescission against the Company following the conversion, exchange or exercise of such Securities. This contractual right of rescission will entitle such original purchasers to receive the amount paid for such convertible, exchangeable or exercisable Securities, including any additional amount paid upon conversion, exchange or exercise thereof, upon surrender of the underlying securities gained thereby, in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 the Securities Act (Ontario) or otherwise at law.

Original purchasers are further advised that in certain provinces and territories the statutory right of action for damages in connection with a Prospectus misrepresentation is limited to the amount paid for the Securities that were purchased under a prospectus offering. This means that, under the securities legislation of certain provinces if the purchaser pays additional amounts upon conversion, exchange or exercise of the Security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the province or territory in which the purchaser resides for the particulars of these rights, or consult with a legal advisor.

CERTIFICATE OF THE COMPANY

Dated: October 28, 2019

This short form prospectus, together with the documents incorporated in this prospectus by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

(Signed) Andrew Wray President and Chief Executive Officer		(Signed) Pieter A. Van Niekerk Executive Vice President and Chief Financial Officer
On behalf of the Board of Directors
(Signed) Timothy Baker Director		(Signed) Robert Doyle Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Officers and Directors

Under the Canada Business Corporations Act ("CBCA"), Golden Star may indemnify a director or officer of Golden Star, a former director or officer of Golden Star or another individual who acts or acted at Golden Star's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Golden Star or the other entity on the condition that (i) the individual acted honestly and in good faith with a view to the best interests of Golden Star or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Golden Star's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Golden Star may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Golden Star or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual's association with Golden Star or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils conditions (i) and (ii) above. An individual referred to above is entitled to indemnification from Golden Star as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils conditions (i) and (ii) above. Golden Star has entered into an Indemnification Agreement with certain Golden Star directors and officers under which Golden Star has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the CBCA described above, the by-laws of Golden Star provide that, subject to the relevant provisions of the CBCA, Golden Star shall indemnify a director or officer of Golden Star, a former director or officer of Golden Star, or another individual who acts or acted at Golden Star's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Golden Star or such other entity if the individual acted honestly and in good faith with a view to the best interests of Golden Star or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Golden Star's request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

Golden Star also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description
4.1	Annual information form of the Company dated as of March 29, 2019, for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.1 to the Company's Form 40-F filed with the SEC on March 29, 2019 (the "Form 40-F")).
4.2	Audited consolidated financial statements of the Registrant for the years ended December 31, 2018 and 2017, together with the notes thereto and the independent auditor’s report thereon (incorporated by reference to Exhibit 99.3 of the Form 40-F).
4.3	Management's discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.2 to the Form 40-F).
4.4	Unaudited condensed interim consolidated financial statements of the Company for the three and six months ended June 30, 2019 and June 30, 2018, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Company's Form 6-K furnished to the SEC on July 31, 2019).
4.5	Management's discussion and analysis of financial condition and results of operations of the Company for the three and six months ended June 30, 2019 (incorporated by reference to Exhibit 99.1 to the Company's Form 6-K furnished to the SEC on July 31, 2019).
4.6	Management information circular of the Company dated as of March 11, 2019 relating to the Company's annual general and special meeting of shareholders held on May 2, 2019 (incorporated by reference to Exhibit 99.1 to the Company's Form 6-K furnished to the SEC on March 27, 2019).
4.7	Management information circular of the Company dated as of August 14, 2018 relating to the Company’s special meeting of shareholders held on September 17, 2018 (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K furnished to the SEC on August 22, 2018).
5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of Fasken Martineau DuMoulin LLP
5.3	Consent of Dr. Martin Raffield
5.4	Consent of S. Mitch Wasel
5.5	Consent of Philipa Varris
6.1*	Powers of Attorney (included on the signature pages of the initial Registration Statement)
7.1	Form of Indenture

* Previously filed on Form F-10 with the U.S. Securities and Exchange Commission on September 30, 2019.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on October 29, 2019.

GOLDEN STAR RESOURCES LTD.

By:	/s/ André Van Niekerk

Name: André Van Niekerk
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on October 29, 2019.

Signature	Title	Date

/s/ Andrew Wray	Chief Executive Officer, Director	October 29, 2019
Andrew Wray	(Principal Executive Officer)

/s/ André Van Niekerk	Executive Vice President and Chief Financial Officer	October 29, 2019
André Van Niekerk	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	October 29, 2019
Tim Baker

*	Director	October 29, 2019
Gil Clausen

*	Director	October 29, 2019
Anu Dhir

*	Director	October 29, 2019
Robert Doyle

*	Director	October 29, 2019
Ani Markova

*	Director	October 29, 2019
Craig Nelsen

*	Director	October 29, 2019
Mona Quartey

*	Director	October 29, 2019
Naguib Sawiris

* Pursuant to the Power of Attorney on the signature page of the Registrant’s Form F-10 filed with the U.S. Securities and Exchange Commission on September 30, 2019, André Van Niekerk, as attorney-in-fact does hereby sign this Amendment No. 1 to the Registration Statement on behalf of each such director, in each case in the capacity as director.

By:	/s/ André Van Niekerk
Name:	André Van Niekerk
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on October 29, 2019.

By:	Golden Star Management Services Company (Authorized U.S. Representative)

/s/ Andrew Wray
Name:	Andrew Wray
Title:	Chief Executive Officer

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